Exhibit 10.10

ADMISSION LETTER

[Closing Date], 2010

Banyan Equity Management, LLC

C/O Laurence R. Benedict

7284 West Palmetto Park Road, 3rd Floor

Boca Raton, FL 33433

Dear Mr. Benedict:

Banyan Equity Management, LLC (“BEM”) has been admitted as a Non-Managing Member of Banyan Capital Partners, LLC (the “Company” or “we,” “our” and related cognate words) effective as of the date hereof on the terms described in this Admission Letter. By executing this Admission Letter, and a copy of the Amended and Restated Operating Agreement of the Company, BEM hereby accepts membership into the Company. Capitalized terms not otherwise defined herein are as defined in the Amended and Restated Operating Agreement of the Company dated [Closing Date], 2010 (the “Operating Agreement”).

As a Non-Managing Member of the Company, BEM hereby agrees to undertake certain duties as enumerated in this Admission Letter. BEM agrees to the delegation, and to the obligation to carry out, all of the duties required in Section 3.1(d) of the Operating Agreement, or in Sections 3.2(c) and (d) of the Operating Agreement as further defined in any investment advisory agreement entered into: (i) at the discretion of the Managing Member on behalf of the Banyan Capital Partners, LLC or (ii) between Company, BEM, and, either or both of Banyan Capital Fund Limited and Banyan Capital Master Fund Limited.

BEM agrees to perform the duties delegated to BEM at BEM’s own expense, including without limitation the following overhead expenses: office rent; utilities; furniture and fixtures; stationery; secretarial administrative services; salaries; entertainment expenses; employee insurance; payroll taxes; legal, compliance, accounting expenses applicable to BEM (including third-party accounting services but not including such services for the Funds or services applicable to the Company); BEM’s own organizational expenses (but not including such services relating to the Funds or the Company); and research fees and expenses (including research-related travel) for BEM, subject in all cases to BEM’s right to pay for such services utilizing soft dollars as disclosed in the Funds’ offering memoranda. The Funds shall be charged expenses related to interest on margin accounts and other indebtedness; borrowing charges on securities sold short; investment expenses such as commissions; custodial fees; the Fund’s pro rata share of the expenses of the related Master Fund; administrator fees and expenses; directors’ fees and expenses and any other expenses reasonably related to the purchase, sale or transmittal of the Funds’ assets, or reasonably related to the operation of the Fund and permitted by the applicable private placement memorandum and Fund organizational documents.

In addition to the provisions set forth in Section 8.2 of the Operating Agreement BEM may be removed as a Member of the Company (i) upon ninety (90) days prior written notice by the Managing Member, (ii) subject to written notice from the Managing Member and an opportunity to cure within ten (10) days of such notice, for willful and continued failure to substantially perform its duties set forth in this Admission Letter; (iii) for illegal or criminal conduct materially injurious to the Managing Member, the Company or any of the Funds; or (iv) for any act (other than a de minimis act) of fraud.

Upon the occurrence of a Release Event (as hereinafter defined), BEM shall immediately become the Managing Member of the Company and the Existing Managing Member (hereinafter defined) shall immediately become a Non-Managing Member of the Company. However, the Release Event shall not change, amend or alter (x) the Sharing Percentage that either BEM or Aveon Holdings I, LP, or its Affiliates (the “Existing Managing Member”) is entitled to pursuant to the Operating Agreement or under the terms of this Admission Letter, or (y) the restrictive covenants found in Section 9.12 of the Operating Agreement (BEM shall continue to be subject to such restrictive covenant as if it remained a Non-Managing Member). Additionally, notwithstanding anything herein or in the Operating Agreement or any other agreement to the contrary, the Sharing Percentage that BEM is entitled as set forth in the Operating Agreement and the Sharing Percentage of the Existing Managing Member as set forth in the

Operating Agreement shall not, in the future, be amended, modified or changed, without the written consent of both parties.

For the purposes of this Admission Letter, the term Release Event shall mean any of the following events: (i) the Existing Managing Member or any of its Affiliates no longer serves as the managing member of the Company due to its voluntary or involuntary filing of bankruptcy, reorganization or insolvency; or (ii) the conviction of, or plea of guilty or nolo contendere by the Existing Managing Member, in respect of any felony involving fraud or embezzlement and such conviction or plea has a material adverse effect on the business of the Company or the Funds, as evidenced by a material reduction in the Fund’s assets under management; or (iii) subject to written notice and an opportunity to cure within thirty (30) Business Days of such notice, the Existing Managing Member takes any action that materially diminishes BEM’s delegation of authority to act on behalf of the Company as provided herein.

BEM agrees to report its activities hereunder in respect of its duties to the Company, and to the Funds, to the administrator of the Funds, and will comply with the reporting procedures and systems of such administrator and in accordance with the terms and conditions of the advisory agreements between each of the Funds and BEM. For so long BEM is a Non-Managing Member of the Company and are required to perform the duties described in this Admission Letter, BEM agrees to provide to the Company such information regarding the operations and activities of the Funds, including, without limitation, its investments, as the Company may reasonably request.

As a Non-Managing Member of the Company and as consideration for performing the duties herein, BEM’s Sharing Percentage of the Company’s Net Income (Loss) shall be the Sharing Percentage of the Non-Managing Member with respect to Fund Fee Net Income (Loss) as specified in the definition of “Sharing Percentage” in the Operating Agreement.

If BEM deems a particular investment suitable for both the Funds and any of BEM’s other clients, BEM may allocate such investments between the Funds and the other clients pro rata based on assets under management or in some other manner that BEM determines is fair and equitable under the circumstances to all clients, including the Funds. Where less than the maximum desired number of shares of a particular security to be purchased is available at a favorable price, BEM agrees to allocate the shares purchased among the Funds and the other clients in an equitable manner as BEM determines. Upon securing the agreement thereto of the current investors in the Funds and of BEM’s other clients that are managed on a pari passu basis with the Funds, BEM may also reallocate trades between the Funds and such other clients in order to equalize the performance of the Funds and the accounts of such other clients with each other.

Notwithstanding anything in the Operating Agreement to the contrary, BEM agrees to give the Company the benefit of its commercially reasonable judgment and efforts in rendering its duties hereunder and it is agreed as an inducement to BEM’s receipt of the Non-Managing Member Interest and undertaking these duties that the Managing Member shall cause the Funds to, to the fullest extent legally permissible under the laws of the State of Delaware, indemnify and hold harmless BEM and its members, partners, officers, directors, employees and agents (“BEM Covered Persons”) against any loss, liability or expense (including, without limitation, judgments, fines, amounts paid or to be paid in settlement and reasonable attorneys’ fees and expenses) incurred or suffered by a BEM Covered Person in connection with the good faith performance by them of their responsibilities to the Funds so long as any such BEM Covered Person has not been found in a final judicial or arbitral judgment, not subject to further appeal, to have been grossly negligent in the performance of it duties or engaged in willful misconduct, fraud or violation of applicable laws, it being understood that nothing herein shall be deemed to protect a BEM Covered Person against any liability to which such BEM Covered Person would be subject by reason of their gross negligence, willful misconduct, fraud or from a violation of applicable law. The Managing Member will cause the Funds to, upon request, advance amounts in connection with this indemnification obligation; provided, however, that if it is later determined that a BEM Covered Person was not entitled to be indemnified, then such BEM Covered Person shall promptly reimburse the Funds for all advanced amounts.

Other than as provided herein, BEM will not be liable for any loss or cost arising out of, or in connection with, any act or activity undertaken (or omitted to be undertaken) in fulfillment of any obligation or responsibility under this Admission Letter, including, but not limited to, any such loss sustained by reason of any investment or the sale or retention of any security or other asset of the Funds.

BEM and its officers, directors, members, managers, agents and employees may have investments of their own, may be associated with other investment entities and managed accounts, or may be engaged in investment management for others. Such other entities or accounts may have investment objectives or may implement investment strategies similar or different to those of the Funds. In addition, such persons may, through other investments, including other investment funds, have interests in the securities in which the Funds invest, as well as interests in investments in which the Funds do not invest. Subject to Section 9.12 of the Operating Agreement and Section 7.6 of the Purchase Agreement, except to the extent necessary to perform BEM’s obligations hereunder, and as set forth in Section 3.1(c) of the Operating Agreement, we do not limit or restrict such persons from rendering services of any kind to any other corporation, firm, individual or association or engaging in or devoting time and attention to the management of any other business, including any business within the securities industry.

Subject to applicable law, BEM may effect purchase and sale transactions (including swaps) between the Funds and other entities or accounts subject to the following guidelines: (i) such transactions shall be effected for cash consideration at the current market price of the particular securities, and (ii) no extraordinary brokerage commissions or fees (i.e., except for customary transfer fees or commissions) or other remuneration shall be paid in connection with any such transaction.

BEM agrees to make all transactions on a “best execution” basis, it being acknowledged that from the standpoint of the Funds, simultaneous identical portfolio transactions for the Funds and other clients may tend to decrease the prices received, and increase the prices required to be paid, by the Funds for their portfolio sales and purchases.

BEM agrees to prohibit the Funds from approving or authorizing the use or distribution in connection with the sale of their securities of any literature or advertisement in which BEM is named or referred to unless such literature or advertisement shall first be submitted to BEM and the Managing Member for joint approval with respect thereto.

BEM agrees to keep the non-public information of the Company and the Funds confidential applying the same standards of confidentiality that it applies to its own non-public information. Except as provided in Section 9.4 of the Operating Agreement, upon termination of BEM’s duties under this Agreement, BEM agrees to promptly, upon demand, return to the Company all such records, except that BEM may retain copies for its records as may be required by applicable law and regulation, and provided that BEM’s confidentiality obligations set forth in this Admission Letter will continue in full force and effect with respect to such retained records not within the public domain.

We acknowledge that, to the extent that they exist, we have received from BEM the Form ADV (Part I and Part II) as in effect on the date of this Admission Letter and BEM’s privacy notice.

This Admission Letter shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law). If BEM agrees with the terms of this Admission Letter, and accepts membership into the Company, please acknowledge BEM’s agreement below. By such signature below, BEM agrees to be bound by all of the provisions of the Operating Agreement of the Company.

Very truly yours,

BANYAN CAPITAL PARTNERS, LLC

By:
Name:
Title:

The undersigned hereby accepts membership into the Company this          day of                 , 2010.

BANYAN EQUITY MANAGEMENT, LLC

By:
Name:	Laurence R. Benedict
Title:	Managing Member